UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): October 5, 2016

Griffin-American Healthcare REIT III, Inc.
(Exact name of registrant as specified in its charter)

Maryland	000-55434	46-1749436
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18191 Von Karman Avenue, Suite 300 Irvine, California		92612
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (949) 270-9200
Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03 Material Modification to Rights of Security Holders.

On October 5, 2016, Griffin-American Healthcare REIT III, Inc. (the “Company”) amended and restated its distribution reinvestment plan (the “Amended and Restated Distribution Reinvestment Plan”). The Amended and Restated Distribution Reinvestment Plan amends the price at which shares of the Company’s common stock will be issued pursuant to its distribution reinvestment plan and will be effective with the distribution payment to stockholders to be paid in the month of November 2016. Upon effectiveness of the Amended and Restated Distribution Reinvestment Plan, shares will be issued pursuant to such plan at a price equal to the most recent estimated value of one share of the Company’s common stock, as determined by the Company’s board of directors. Formerly, shares were issued pursuant to the plan at 95.0% of the estimated value of one share of the Company’s common stock, as estimated by the Company’s board of directors. In all other material respects, the terms of the distribution reinvestment plan remain unchanged by the Amended and Restated Distribution Reinvestment Plan.

The foregoing description of the amendment to the distribution reinvestment plan reflected in the Amended and Restated Distribution Reinvestment Plan is qualified in its entirety by reference to the Amended and Restated Distribution Reinvestment Plan attached as Exhibit 4.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On October 7, 2016, the Company issued a letter to its stockholders announcing an estimated per share net asset value (“NAV”) of the Company’s common stock of $9.01, as discussed in greater detail in Item 8.01 of this Current Report below, and amendments to its distribution reinvestment plan and share repurchase plan. A copy of the letter to stockholders, which is hereby incorporated into this filing in its entirety, is attached to this Current Report on Form 8-K as Exhibit 99.1.

On October 7, 2016, the Company also issued a press release announcing the estimated per share NAV. A copy of the press release, which is hereby incorporated into this filing in its entirety, is attached to this Current Report on Form 8-K as Exhibit 99.2.

The information furnished under this Item 7.01 of this Current Report on Form 8-K, including Exhibits 99.1 and 99.2, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, and shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, unless it is specifically incorporated by reference therein.

Item 8.01 Other Events.

Estimated Per Share NAV

On October 5, 2016, the board of directors (the “Board”) of the Company, at the recommendation of the Audit Committee of the Board (the “Committee”), comprised solely of independent directors, unanimously approved and established an estimated per share NAV of the Company’s common stock of $9.01. The estimated per share NAV is based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities, divided by the number of shares outstanding on a fully diluted basis, calculated as of June 30, 2016 (the “Valuation Date”). The Company is providing this estimated per share NAV to assist broker-dealers in connection with their obligations under National Association of Securities Dealers Conduct Rule 2340, as required by the Financial Industry Regulatory Authority (“FINRA”), with respect to customer account statements. This valuation was performed in accordance with the methodology provided in Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs, issued by the Investment Program Association (“IPA”) in April 2013 (the “IPA Valuation Guidelines”), in addition to guidance from the U.S. Securities and Exchange Commission (“SEC”). The Company believes that there were no material changes between the Valuation Date and the date of this filing that would impact the estimated per share NAV.

The Committee, pursuant to authority delegated by the Board, was responsible for the oversight of the valuation process, including the review and approval of the valuation process and methodology used to determine the Company’s estimated per share NAV, the consistency of the valuation and appraisal methodologies with real estate industry standards and practices and the reasonableness of the assumptions used in the valuations and appraisals.

The estimated per share NAV was determined after consultation with Griffin-American Healthcare REIT III Advisor, LLC, the Company’s external advisor (the “Advisor”), and Robert A. Stanger & Co, Inc. (“Stanger”), an independent third-party valuation firm. The engagement of Stanger was approved by the Committee. Stanger prepared an appraisal report (the “Appraisal Report”), summarizing key information and assumptions and providing an appraised value on 75 medical office and healthcare related properties (the “Appraised Properties”) owned by the Company as of the Valuation Date. Stanger also prepared a net asset value report (the “NAV Report” and, together with the Appraisal Report, the “Reports”), which estimates the per share NAV of the Company’s common stock as of the Valuation Date of $9.01. The NAV Report incorporates the appraised value conclusions of the Appraisal Report and also includes Stanger’s valuation of the Company’s interest in its joint venture with respect to Trilogy Investors, LLC (“Trilogy” and with respect to the Company’s interest therein, the “Trilogy Interest”), Stanger’s valuation of the Company’s loans receivable (the “Debt Investments”) and Stanger’s estimate of the Advisor’s subordinated participation in net sales proceeds due upon liquidation of the Company’s portfolio. The NAV Report also relied upon the acquisition price of 10 properties (the “Recent Acquisitions”) acquired within the three months preceding the Valuation Date, seven of which were in Trilogy, the fair market value of the Company’s debt liabilities (the “Debt Liabilities”) calculated using a methodology in accordance with generally accepted accounting principles, and the value of the Company’s cash, other assets and liabilities, to calculate an estimated per share NAV of the Company’s common stock.

Upon the Committee’s receipt and review of the Reports, the Committee recommended $9.01 as the per share NAV to the Board. Upon the Board’s receipt and review of the Reports and the recommendation of the Committee, the Board approved $9.01 as the estimated per share NAV of the Company’s common stock as of June 30, 2016.

The table below sets forth the calculation of the Company’s estimated per share NAV as of June 30, 2016. Certain amounts are reflected net of non-controlling interests, as applicable.

Estimated Per Share NAV
(Dollars in Thousands, Except Share and Per Share Data)

	Estimated Value	Estimated Value Per Share
Appraised Properties (a)(c)	$1,328,710	$6.85
Trilogy Interest (b)(c)	625,603	3.23
Debt Investments	147,055	0.76
Cash and Other Assets	158,331	0.82
Debt Liabilities (d)	(433,670)	(2.24)
Other Liabilities	(79,582)	(0.41)
Advisor Promote	—	—
Estimated Net Asset Value June 30, 2016	$1,746,447	$9.01

Fully Diluted Shares Outstanding at June 30, 2016 (in thousands)	193,932
_____________
(a) Includes Recent Acquisitions at aggregate purchase price of $43.5 million.
(b) Includes seven Recent Acquisitions at aggregate purchase price of $135.1 million in derivation of Trilogy Interest value.
(c) Recent Acquisitions were not appraised or valued by Stanger.
(d) Excludes $573.2 million of debt liabilities included in determination of Trilogy Interest Value.

Methodology and Key Assumptions

In determining an estimated per share NAV, the Board considered the recommendation of the Committee, the Reports provided by Stanger and information provided by the Advisor. The Company’s goal in calculating an estimated per share NAV is to arrive at a value that is reasonable and supportable using what the Committee and the Board each deems to be appropriate valuation methodologies and assumptions.

FINRA’s current rules provide no guidance on the methodology an issuer must use to determine its estimated per share NAV. As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated per share NAV, and these differences could be significant. The estimated per share NAV is not audited and does not represent the fair value of the Company’s assets less its liabilities according to U.S. generally accepted accounting principles (“GAAP”), nor does it represent a liquidation value of the Company’s assets and liabilities or the amount the Company’s shares of common stock would trade at on a national securities exchange. The estimated asset values may not represent current market value or book value. The estimated value of the Appraised Properties does not necessarily represent the value the Company would receive or accept if the assets were marketed for sale. The value of the Company’s shares will fluctuate over time in response to developments related to individual assets in the Company’s portfolio and the management of those assets and in response to the real estate and finance markets. The estimated per share NAV does not reflect a discount for the fact that the Company is externally managed, nor does it reflect a real estate portfolio premium/discount compared to the sum of the individual property values. The estimated per share NAV also does not take into account estimated disposition costs and fees for real estate properties or interests therein that are not held for sale.

Independent Valuation Firm

Stanger was selected by the Committee to render its Reports as further described below. Stanger is actively engaged in the business of appraising commercial real estate properties and debt investments similar to those owned by the Company. While the Company and other entities managed or sponsored by affiliates of the Advisor have engaged or may engage Stanger in the future for services of various kinds, the Company believes that there are no material conflicts of interest with respect to its engagement of Stanger. The Company engaged Stanger, with approval from the Committee, to deliver its Reports to assist in the net asset value determination and Stanger received normal and customary compensation for those efforts. In addition, the Company has agreed to indemnify Stanger against certain liabilities arising out of this engagement. In the two years prior to the date of this filing, Stanger has not been engaged by the Company or the Advisor with respect to the properties that are the subject of the Appraisal Report, the properties and assets that are a part of the Trilogy Interest or with respect to the Debt Investments, as an appraiser. Stanger was previously engaged by the special committee of another real estate investment trust (“REIT”) sponsored by an affiliate of the Advisor for various services, including financial advisory services, in connection with a merger of such REIT in 2014, for which Stanger was paid usual and customary financial advisory fees. Stanger has also been engaged previously to provide a valuation of certain profits interests associated with Trilogy. Stanger may from time to time in the future perform other services for the Company or the Advisor. The compensation the Company paid to Stanger related to the valuation is based on the scope of work and not on the appraised values of the Appraised Properties or the estimated per share NAV of the Company. The appraisals were performed in accordance with the Code of Ethics and the Uniform Standards of Professional Appraisal Practice (“USPAP”), the real estate appraisal industry standards created by The Appraisal Foundation. The Appraisal Report was reviewed, approved and signed by an individual with the professional designation of MAI licensed in the state where each real property is located. The use of the Appraisal Report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives. In preparing its Reports, Stanger did not, and was not requested to, solicit third-party indications of interest for the Company’s common stock in connection with possible purchases thereof or the acquisition of all or any part of the Company.

Stanger collected reasonably available material information that it deemed relevant in appraising the Company’s Appraised Properties, estimating the value of the Trilogy Interest and the Debt Investments and estimating the Company’s per share NAV. Stanger relied in part on information provided by the Advisor, including (i) property historical and projected operating revenues, expenses and occupancy; (ii) property lease agreements and/or lease abstracts; (iii) purchase option agreements or summaries; (iv) historical and projected earnings of the Ancillary Businesses (as defined below); and (v) information regarding recent or planned capital expenditures. In conducting its investigation and analyses, Stanger took into account customary and accepted financial and commercial procedures and considerations as they deemed relevant. Although Stanger reviewed information supplied or otherwise made available by the Company or the Advisor, they assumed and relied upon the accuracy and completeness of all such information and of all information supplied or otherwise made available to them by any other party and did not independently verify any such information. Stanger has assumed that any operating or financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Stanger were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the Company’s management, the Board, and/or the Advisor. Stanger relied on the Company to advise them promptly if any information previously provided became inaccurate or was required to be updated during the period of their review.

Although Stanger considered comments received from the Company or the Advisor during the valuation process, the final appraised values of the Company’s Appraised Properties and the value estimate of the Trilogy Interest and Debt Investments were determined by Stanger. The Reports are addressed solely to the Committee to assist it in calculating and recommending to the Board an estimated per share NAV of the Company’s common stock. The Reports are not addressed to the public, may not be relied upon by any other person to establish an estimated per share NAV of the Company’s common stock, and do not constitute a recommendation to any person to purchase or sell any shares of the Company’s common stock.

As of the Valuation Date, the aggregate value of the Appraised Properties, the Trilogy Assets (defined below), the Recent Acquisitions, and Debt Investments was approximately $2.891 billion compared with an aggregate initial investment, including subsequent capital expenditures, of approximately $2.695 billion.

The foregoing is a summary of the standard assumptions, qualifications, and limitations that generally apply to the Reports. The Reports, including the analysis, opinions, and conclusions set forth in such reports, are qualified by the assumptions, qualifications, and limitations set forth in the respective reports.

Valuation Methodology

Valuation of Appraised Properties

To estimate the value of the Appraised Properties, Stanger performed a site visit and conducted an appraisal for the 75 Appraised Properties, consisting of 49 medical office properties, two net-leased hospitals, one net-leased skilled nursing facility, 10 net-leased senior housing properties and 13 senior housing properties operated utilizing the structure permitted by the REIT Investment Diversification and Empowerment Act of 2007 (“RIDEA”). In determining its value opinion of each Appraised Property, Stanger utilized all information that it deemed relevant, including information from the Advisor and its own data sources, including trends in capitalization rates, leasing rates and other economic factors. In conducting its appraisals of the Appraised Properties, and pursuant to its engagement, Stanger utilized the income approach to valuation, specifically a direct capitalization analysis and discounted cash flow analysis for the medical office properties and triple-net leased hospitals, and a direct capitalization analysis for the triple-net leased skilled nursing facility, triple-net leased senior housing properties and the RIDEA senior housing properties. The direct capitalization analysis was performed by applying a market capitalization rate for each applicable Appraised Property to the estimated stabilized forward-year annual net operating income at each such property. In selecting each capitalization rate, Stanger took into account, among other factors, prevailing capitalization rates in the applicable property sector, the property’s location, age and condition, the property’s operating trends and, for triple-net leased properties, the lease coverage ratios, and other unique property factors. In applying the discount cash flow analysis, a market discount rate and terminal capitalization rate was applied to multi-year property projections which factored in, among other things, the leases encumbering the properties, market conditions with respect to lease-up or releasing and property historical and projected operating trends. As applicable, Stanger adjusted the capitalized value of each Appraised Property for any excess land, deferred maintenance or capital needs, rent abatements and lease-up costs to estimate the “as-is” value of each Appraised Property. Stanger then adjusted the “as-is” property values, as appropriate, for the Company’s allocable ownership interest in the Appraised Properties to account for the interests of any third-party investment partners, including any priority distributions. Stanger’s Appraisal Report was certified by an appraiser licensed in the state in which the Appraised Properties were located. As of the Valuation Date, the aggregate estimated value of the Appraised Properties was approximately $1.285 billion. The following summarizes the key assumptions that were used in the discounted cash flow and direct capitalization analyses to arrive at the value of the Appraised Properties:

	Range		Weighted Average*
	Min.	Max.

Medical Office Properties
Discount Rate	6.75%	8.75%	7.71%
Terminal Capitalization Rate	6.00%	8.00%	6.96%
Direct Capitalization Rate	5.75%	8.00%	6.77%

Triple-Net Hospitals
Discount Rate	5.40%	8.25%	5.83%
Terminal Capitalization Rate	6.50%	7.25%	6.61%
Direct Capitalization Rate	5.25%	6.75%	5.48%

Triple-Net Skilled Nursing
Direct Capitalization Rate	8.25%	8.25%	8.25%

Triple-Net Senior Housing
Direct Capitalization Rate	6.25%	6.50%	6.46%

RIDEA Senior Housing
Direct Capitalization Rate	6.50%	6.50%	6.50%

* Weighted by valuation net operating income.

Valuation of Trilogy Interest

Trilogy includes both a healthcare real estate portfolio comprised of 100 continuing care retirement and skilled nursing communities providing skilled nursing, assisted living, independent living, adult day care and/or memory care services, and also ancillary businesses comprised of pharmacy and therapy businesses (the “Ancillary Businesses”, and together with the Trilogy healthcare real estate portfolio, the “Trilogy Assets”). As part of its valuation, Stanger performed a site visit of each of the Trilogy continuing care retirement and skilled nursing communities. The Trilogy healthcare portfolio was valued utilizing the income approach, specifically a direct capitalization analysis, similar to the process described above in “Valuation of Appraised Properties.” The Ancillary Businesses were also valued utilizing a direct capitalization analyses applied to 2016 budgeted earnings before interest, taxes, depreciation and amortization (EBITDA). From the aggregate gross value of the Trilogy Assets, Stanger added or subtracted, as appropriate, outstanding borrowings based on their value determined by the Advisor, the value held by third-party landlords that lease assets to Trilogy, as determined by Stanger utilizing a direct capitalization analysis, the value of any in-the-money purchase options on such leased properties held by Trilogy, any capital improvements projected by management for the healthcare properties and other balance sheet assets and liabilities as provided by the Advisor to derive an estimated equity value of Trilogy. Stanger then applied the terms of the Trilogy joint venture agreement, including any distribution priorities and factoring in the value of warrants and profits interests given to management, to its Trilogy equity value estimate to establish the value of the Company’s Trilogy Interest. As of the Valuation Date, Stanger’s estimate of the value of the Trilogy Assets (excluding the seven Recent Acquisitions) and Trilogy Interest was approximately $1.280 billion and $625.6 million, respectively. The following summarizes the key assumptions that were used in the direct capitalization analyses to arrive at Stanger’s estimated value of the Trilogy Assets that were utilized in the determination of the Trilogy Interest value:

	Range		Weighted Average
	Min.	Max.

Healthcare Properties
Direct Capitalization Rate	5.92%	11.25%	8.32%

Ancillary Businesses
Direct Capitalization Rate	17.58%	19.70%	18.12%

Valuation of Debt Investments

The estimated value of the Debt Investments was determined by Stanger for each Debt Investment by applying a discounted cash flow (“DCF”) analysis over the projected remaining term of the investment. The cash flows used in the DCF analysis were based on the investment’s contractual agreement and corresponding interest and principal payments. The expected cash flow was then discounted at an interest rate that Stanger deemed appropriate based on what Stanger determined a current market participant would require for instruments with similar collateral and duration assuming an orderly market environment, taking into account items such as remaining loan term, loan-to-value ratio, collateral type, debt service coverage, security position, prepayment provisions and other factors deemed relevant, as available. The range of discount rates used by Stanger for the Debt Investments were 6.00% to 9.00% and the weighted average discount rate was approximately 7.48%.

Debt Liabilities:

The Company used a methodology in accordance with generally accepted accounting principles to determine the fair market value of its debt. The value for each Debt Liability was determined by applying a DCF analysis over the projected remaining term of the investment. The cash flows used in the DCF analysis were based on the investment’s contractual agreement and corresponding interest and principal payments. The expected cash flow was then discounted at an interest rate based on the inquiries of current market participants as to what interest would be required for instruments with similar collateral and duration assuming an orderly market environment. As of the Valuation Date, the estimated value of the Debt Liabilities (including those within Trilogy) was $1.007 billion, compared to an aggregate outstanding principal amount of $1.102 billion. While Stanger did not determine the value of the Debt Liabilities or review the calculations underlying same, Stanger did review the market interest rates used by the Company in determining the fair market value and determined that in the aggregate, the market interest rates utilized were reasonable.

Cash, Other Assets and Liabilities

To derive the estimated per share NAV, Stanger added the Company’s other tangible assets and liabilities from the Company’s June 30, 2016 balance sheet, to its estimated value of the real estate assets, mortgage loans, and loans receivable. The carrying value of a majority of the Company’s other assets and liabilities are considered to equal their fair value due to their short maturities or liquid nature. Certain balances, such as straight-line rent receivables, lease intangible assets and liabilities, deferred financing costs, unamortized lease commissions, and unamortized lease incentives, have been eliminated for the purpose of the valuation due to the fact that the value of those balances were already considered in the valuation of the respective investments or liabilities.

Advisor Subordinated Participation

The estimated per share NAV was calculated by Stanger net of the Advisor’s subordinated participation in net sale proceeds in the event of a liquidation of the portfolio, which the Company advised Stanger was equal to 15% of net sale proceeds after stockholders are paid return of capital plus a 7% cumulative, non-compounded return.

The Board’s Determination of the Estimated Per Share NAV

On October 5, 2016, Stanger delivered its final Reports to the Audit Committee. The Audit Committee was given an opportunity to confer with the Advisor and Stanger regarding the methodologies and assumptions used therein. The Audit Committee then recommended that the Board establish $9.01 as the Company’s per share NAV. The Board is ultimately and solely responsible for the establishment of the estimated value per share of the Company’s common stock. In arriving at its determination of the estimated value per share, the Board considered all information provided in light of its own familiarity with the Company’s assets and unanimously approved the estimated value recommended by the Audit Committee, or a per share NAV of $9.01.

Sensitivity Analysis

Changes to the key assumptions used to arrive at the estimated per share NAV, including the capitalization rates and discount rates used to value the Appraised Properties, Trilogy Assets and Debt Investments, could have a significant impact on the underlying value of the Company’s assets. The following table presents the impact on the estimated per share NAV of the Company’s common stock resulting from a 5.0% increase and decrease to the discount rates and terminal capitalization rates for those Appraised Properties for which the value conclusion was determined upon a DCF analyses, the direct capitalization rates for those Appraised Properties and the Trilogy Assets, the value of which was determined based upon a direct capitalization analysis and the market interest rate for the Debt Investments:

	Range of Value
	Low	Concluded	High

Estimated Per Share Net Asset Value	$8.44	$9.01	$9.63
Weighted Average Discount Rate (Appraised Properties)	7.77%	7.40%	7.03%
Weighted Average Terminal Capitalization Rate (Appraised Properties)	7.26%	6.92%	6.57%
Weighted Average Capitalization Rate (Appraised Properties)	7.01%	6.67%	6.34%
Weighted Average Capitalization Rate (Trilogy)	9.81%	9.35%	8.88%
Weighted Average Discount Rate (Debt Investments)	7.85%	7.48%	7.11%

The following table presents the impact on the estimated per share NAV of the Company’s common stock resulting from a 5.0% increase and decrease to discount rates and terminal capitalization rates for those Appraised Properties for which the value conclusion was determined upon a DCF analyses, the direct capitalization rates for those Appraised Properties and the Trilogy Assets, the value of which was determined based upon a direct capitalization analysis and the market interest rate for the Debt Investments:

	Range of Value
	Low	Concluded	High

Appraised Properties	$8.68	$9.01	$9.36
Trilogy Joint Venture	$8.78	$9.01	$9.26
Debt Investments	$8.99	$9.01	$9.02
Total	$8.44	$9.01	$9.63

Limitations and Risks of Estimated Per Share NAV

As with any valuation, the methodologies used to determine the estimated per share NAV are based upon a number of estimates and assumptions that may prove later to be inaccurate or incomplete. Further, different market participants using different assumptions and estimates could derive different estimated values.

Although the Board relied on estimated values of the Company’s assets and liabilities in establishing the estimated per share NAV, the estimated per share NAV may bear no relationship to the Company’s book or asset value. In addition, the estimated per share NAV may not represent the price at which the shares of the Company’s common stock would trade on a national securities exchange, the amount realized in a sale, merger or liquidation of the Company or the amount a stockholder would realize in a private sale of shares.

The estimated value of the Company’s assets and liabilities is as of a specific date and such value is expected to fluctuate over time in response to future events, including but not limited to, changes to commercial real estate values, particularly healthcare-related real estate, changes in market interest rates for real estate debt, changes in capitalization rates, rental and growth rates, changes in laws or regulations impacting the healthcare industry, demographic changes, returns on competing investments, changes in the amount of distributions on the Company’s common stock, repurchases of the Company’s common stock, the proceeds obtained for any common stock transactions, local and national economic factors and the factors specified in in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015. There is no assurance that the methodologies used to establish the estimated per share NAV would be acceptable to the Financial Industry Regulatory Authority, Inc. or in compliance with Employee Retirement Income Security Act guidelines with respect to their reporting requirements.

The Company currently expects to utilize an independent valuation firm to update the estimated per share NAV in the second half of 2017, in accordance with IPA Valuation Guidelines, but is not required to update the estimated per share NAV more frequently than annually.

Share Repurchase Plan

On October 5, 2016, the Company amended and restated its share repurchase plan (the “Amended and Restated Share Repurchase Plan”). The Amended and Restated Share Repurchase Plan, which will take effect with respect to share repurchase requests submitted during the fourth quarter 2016, amends the price at which shares of the Company’s common stock will be repurchased pursuant to the share repurchase plan by amending the definition of the term “Repurchase Amount,” as such term is used in the share repurchase plan. Upon effectiveness of the Amended and Restated Share Repurchase Plan, the Repurchase Amount that will be used to calculate the price at which shares will be repurchased will be the lesser of (i) the amount per share that a stockholder paid for their shares of the Company’s common stock or (ii) the most recent estimated value of one share of the Company’s common stock, as determined by the Company’s board of directors. Formerly, as a result of the termination of the Company’s initial public offering of shares in April 2015, the Repurchase Amount was an amount determined by the Company’s board of directors, in its discretion.

In addition, the Amended and Restated Share Repurchase Plan amends the price at which shares will be repurchased as a result of a stockholder’s death or qualifying disability. Upon effectiveness of the Amended and Restated Share Repurchase Plan, shares repurchased in connection with a stockholder’s death or qualifying disability will be repurchased at a price per share equal to 100% of the Repurchase Amount. Formerly, shares repurchased in connection with a stockholder’s death or qualifying disability were repurchased at 100% of the price paid by the stockholder to acquire the shares of the Company’s common stock.
In all other material respects, the terms of the share repurchase plan remain unchanged by the Amended and Restated Share Repurchase Plan.

The foregoing description of the amendments to the Company’s share repurchase plan reflected in the Amended and Restated Share Repurchase Plan is qualified in its entirety by reference to the Amended and Restated Share Repurchase Plan attached as Exhibit 4.2 to this Current Report on Form 8-K and incorporated herein by reference.

Forward-Looking Statements

Certain statements contained in this Current Report on Form 8-K, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements include, but are not limited to, statements related to the Company’s expectations regarding the performance of its business and the estimated per share NAV of the Company’s common stock. Stanger relied on forward-looking information, some of which was provided by or on behalf of the Company, in preparing its valuation materials. Therefore, neither such statements nor Stanger’s valuation materials are intended to, nor shall they, serve as a guarantee of the Company’s performance in future periods. You can identify these forward-looking statements by the use of words such as “believes,” “expects,” “will,” “should,” “projects,” “intends,” “estimates,” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as updated by the Company’s subsequent Quarterly Reports on Form 10-Q for the periods ended March 31, 2016 and June 30, 2016 filed with the U.S. Securities and Exchange Commission. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this Current Report on Form 8-K and in the Company’s other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise. Actual events may cause the value and returns on the Company’s investments to be less than that used for purposes of the Company’s estimated per share NAV.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Distribution Reinvestment Plan
4.2	Amended and Restated Share Repurchase Plan
99.1	Griffin-American Healthcare REIT III, Inc. Letter to Stockholders dated October 7, 2016
99.2	Griffin-American Healthcare REIT III, Inc. Press Release dated October 7, 2016
99.3	Consent of Robert A. Stanger Co., Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Griffin-American Healthcare REIT III, Inc.

October 7, 2016	By: /s/ Jeffrey T. Hanson
Name: Jeffrey T. Hanson
Title: Chief Executive Officer

Exhibit Index

Exhibit No.	Description

4.1	Amended and Restated Distribution Reinvestment Plan
4.2	Amended and Restated Share Repurchase Plan
99.1	Griffin-American Healthcare REIT III, Inc. Letter to Stockholders dated October 7, 2016
99.2	Griffin-American Healthcare REIT III, Inc. Press Release dated October 7, 2016
99.3	Consent of Robert A. Stanger Co., Inc.